                    [LETTERHEAD OF WILLIAM BLAIR & COMPANY]


                                                                   Exhibit 10.12


                                 July 17, 2001


Mr. Phillip S. Dingle
Chief Executive Officer
PlanVista Corporation
PO Box 30098
Tampa, FL 33630-3098

Dear Phillip:

This is to confirm the additional engagement of William Blair & Company, L.L.C. ("Blair") by PlanVista Corporation (the "Company") to render certain investment banking services in connection with a possible business combination (through tender offer, merger, sale or exchange of 50% or more of the outstanding capital stock of the Company to persons who are not owners of more than 10% of the Company's common stock as of the date of this letter, or sale of all or substantially all of its assets or otherwise) of the Company with another party or a recapitalization of the Company or similar restructuring (the "Possible Transaction"). This letter is intended to broaden the scope of the engagement defined as the April 19, 2001, letter agreement between the Company and Blair.

The foregoing notwithstanding, Blair acknowledges that if Bank of America Corp
                                                          --------------------
and/or any of its subsidiaries provide a firm commitment to fund the senior bank
------------------------------
credit facility and any of the subordinated debt and such commitment is delivered to the Company on or before August 10, 2001. Then Blair's Debt Placement Fee and Debt Restructuring Fee, as contemplated in our April 19, 2001 letter agreement, shall not exceed $250,000.

Notwithstanding the foregoing, Blair will also receive a Debt Placement Fee, payable at closing, for any debt financing placed by Blair.

     1.   Services to Be Rendered.  Blair will perform such of the following
          -----------------------
          services in connection with the Possible Transaction as the Company may reasonably request:

          a. Blair will familiarize itself to the extent it deems appropriate with the business, operations, financial condition and prospects of the Company;

          b. Blair will assist the Company's management in (i) developing a strategy for pursuing a Possible Transaction involving the Company and a list of possible participants in the Possible Transaction (it being understood that such participants may include parties to whom Blair has rendered or is now rendering investment banking services), (ii) preparing a descriptive memorandum that describes the Company's operations and financial condition and includes current financial data and other appropriate information furnished by the Company (as amended and supplemented from time to time, the "Descriptive Memorandum") and
               (iii) contacting and eliciting interest from those possible participants expressly approved by the Company;
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                                      -2-

          c. Blair will participate with the Company and its counsel in negotiations relating to the Possible Transaction, and in coordinating the due diligence and closing process of any Possible Transaction;

          d. Blair will participate in meetings of the Board of Directors of the Company (such participation to be in person or by telephone, as appropriate) at which the Possible Transaction is to be considered and, as appropriate, will report to the Board of Directors with respect thereto; and

          e. If requested, Blair will (i) render an opinion (the "Opinion") (such Opinion will be in writing if requested by the Company ), as to the fairness, from a financial point of view, to the Company's common stockholders of the consideration to be received by such stockholders or the exchange ratio, as the case may be, in the Possible Transaction or (ii) advise the Board of Directors that Blair is unable to render an Opinion due to the inadequacy of such consideration. The Opinion will be in such form and with such qualifications as determined appropriate by Blair.

          In connection with Blair's activities on the Company's behalf, the Company agrees to cooperate with Blair and will furnish to, or cause to be furnished to, Blair all information and data concerning the Company, any Possible Transaction and any possible participant (the "Information") which Blair reasonably deems appropriate and will provide Blair with access to the Company's officers, directors, employees and advisors. The Company represents and warrants that all Information made available to Blair by the Company with respect to a Possible Transaction will be complete and correct and that any projections, forecasts or other Information provided by the Company to Blair or to any possible participant, any other party to a Possible Transaction, or contained in the Descriptive Memorandum will have been prepared in good faith and will be based upon reasonable assumptions. The Company agrees to promptly notify Blair if the Company believes that any Information which was previously provided to Blair or to any possible participant has become materially misleading. The Company acknowledges and agrees that, in rendering its services hereunder, including, without limitation, assisting the Company's management in the preparation of the Descriptive Memorandum, Blair will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Blair) without independent verification thereof or independent appraisal of any of the Company's assets or those of any possible participant. Furthermore, in evaluating each possible participant, Blair will be using information contained in public reports and possibly other information furnished to Blair by such possible participant. Blair does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company, any possible participant or any Possible Transaction. If all or any portion of the business of the Company or any possible participant is engaged in through subsidiaries or other affiliates, the references in this letter agreement to the Company or the possible participant will, when appropriate, be deemed also to include such subsidiaries or other affiliates.

          In order to coordinate most effectively our efforts together to effect a Possible Transaction satisfactory to the Company, the Company and its management will promptly inform us of any inquiry they may receive concerning the availability of all or a portion of the stock or assets of the Company for purchase. Also, during the period of our engagement, neither the Company nor its management will initiate any discussions looking toward the sale of all or a portion of the stock or assets of the Company without informing Blair.

          The Company and Blair will each have the right to approve the Descriptive Memorandum and, to the extent relevant to or otherwise affecting Blair's services to be provided hereunder, other written communication from the Company or any person acting on its behalf in connection with the Possible Transaction.

          It is further understood that any advice rendered by Blair pursuant to its engagement hereunder, including any advice rendered during the course of participating in negotiations and meetings of the Board of Directors (or a Special Committee thereof) of the Company, as well as any written Opinion rendered and any written materials provided by Blair, will be solely for the benefit and confidential use of the Board of Directors (or a Special Committee thereof) and will not be reproduced, summarized, described or referred to or given to any other person for any purpose without Blair's prior written consent.

     2.   Fees.  The Company agrees to pay Blair a fee of $250,000 promptly
          ----
          after Blair at the Company's request (i) advises the Board of Directors (or a Special Committee thereof) in a written opinion as to the fairness, from a financial point of view, to the Company's stockholders of the consideration to be received by such stockholders or the exchange ratio, as the case may be, with respect to the Possible Transaction or (ii) advises that it is unable to render an opinion to such effect. In the event that the Possible Transaction is consummated, the Company will pay or cause to be paid to Blair a fee equal to 2.0% of the total consideration received by the Company and its stockholders as a result of such consummation (the "Transaction Consideration"), subject to a minimum fee of $750,000 and a maximum fee of $2.0 million.

          For purposes of this letter agreement, the term "Transaction Consideration" will mean the total amount of cash and the fair market value of all securities or other property paid or payable directly or indirectly to the Company or any of its security holders in connection with a Possible Transaction which is consummated, including, without limitation, (i) amounts paid (A) pursuant to covenants not to compete, employment contracts, employee benefit plans or other similar arrangements (B) to holders of any warrants or convertible securities of the Company and (C) to holders of any options or stock appreciation rights issued by the Company, whether or not vested; (ii) the total amount of indebtedness for borrowed money or similar non-trade liabilities or obligations (including pension liabilities, guarantees, capitalized or operating leases and the like) of the Company repaid, retired, extinguished or assumed in connection with the Possible Transaction, or which otherwise remains outstanding with the Company or any affiliate thereof as of the closing of a Possible Transaction or which is assumed by the acquiror or an affiliate thereof; and (iii) in the case of a sale of substantially all the Company's assets, the total consideration paid for such assets plus the net value of any current assets not sold by the Company.

          Amounts paid into escrow in connection with any Possible Transaction will also be included as part of the Transaction Consideration and the portion of Blair's fee related to such escrow payments will be payable upon the establishment of such escrow. Transaction Consideration also will include the aggregate amount of any dividends or other distributions declared by the Company with respect to its stock after the date hereof, other than normal recurring cash dividends in amounts not materially greater than currently paid.

          The fee payable to Blair upon consummation of a transaction involving a tender offer or other purchase or sale of stock will become payable by the Company when control of 50% or more of the Company's outstanding common stock is acquired by an entity other than a current stockholder. In that event, such Transaction Consideration will be calculated under the above definition of aggregate Transaction Consideration as though 100% of the outstanding common stock on a fully diluted basis had been acquired for the highest per share amount paid in the transaction in which control is acquired. Nevertheless, our services pursuant to this letter agreement will continue after control is obtained to assist you with a second step merger, if any, or similar transaction.

          If any portion of the Transaction Consideration is paid in the form of securities for which a public trading market existed prior to consummation of the Possible Transaction, the value of such securities, for purposes of calculating the Transaction Consideration, will be determined by the closing or last sales price for such securities on the last trading day prior to the consummation or effectiveness of the Possible Transaction. If such securities do not have an existing public trading market, the value of the securities will be the mutually agreed upon fair market value on the day prior to the consummation of the Possible Transaction; provided that promissory notes or other debt obligations will be valued at the face amount thereof.

          The fee payable to Blair upon consummation of the Possible Transaction will be payable in full, in cash, upon the closing of the Possible Transaction or such earlier date as set forth above; provided, however, that if the value of the Transaction Consideration includes consideration the receipt of which is contingent upon the passage of time (other than the establishment of an escrow which shall be paid as described in the paragraph dealing with escrow above) or the occurrence of some future event or circumstance ("Contingent Value"), the portion of Blair's fee related to the Transaction Consideration attributable to such Contingent Value will be paid to Blair at the earlier of (x) the date on which payment of such Contingent Value is due or (y) the time that such Contingent Value can be determined.

     3.   Expenses.  The Company will reimburse Blair for all out-of-pocket
          --------
          expenses (including fees and expenses of its counsel and any other independent experts retained by Blair) reasonably incurred by it in connection with its engagement hereunder. Such reimbursement will be payable within 30 days after submission by Blair of statements to the Company.

     4.   Indemnification.  Blair and the Company have entered into a separate
          ---------------
          indemnity agreement, dated the date hereof (the "Indemnity Agreement"), providing among other things for the indemnification of Blair by the Company in connection with Losses and Expenses (as defined in the Indemnity Agreement) in connection with Blair's engagement hereunder. The terms of the Indemnity Agreement are incorporated by reference into this letter agreement.

     5.   Termination.  Blair's engagement hereunder may be terminated by either
          -----------
          the Company or Blair, with or without cause, upon written notice to the other party; provided, however, that (a) no such termination will affect Blair's right to expense reimbursement under Section 3, the payment of any accrued and unpaid fees pursuant to Section 2, the indemnification contemplated by Section 4 or the Indemnity Agreement and (b) if the Company, directly or indirectly, consummates any Possible Transaction within twelve months following such termination with any party (i) which Blair has identified and contacted, (ii) in respect of which Blair has rendered advice, or (iii) with which the Company has directly or indirectly held discussions prior to such termination, then Blair will be entitled to the full amount of the fee contemplated by Section 2.

     6.   Governing Law; Jurisdiction; Waiver of Jury Trial. This letter
          -------------------------------------------------
          agreement and the Indemnity Agreement will be deemed made in Illinois and will be governed by the laws of the State of Illinois. The Company irrevocably submits to the jurisdiction of any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding arising out of this letter agreement or the Indemnity Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with the Indemnity Agreement, this letter agreement and the transactions contemplated hereby (including, without limitation, any Possible Transaction).

     7.   No Rights in Equityholders, Creditors.  This letter agreement does not
          -------------------------------------
          create, and will not be construed as creating, rights enforceable by any person or entity not a party hereto, except those entitled thereto by virtue of the Indemnity Agreement. The Company acknowledges and agrees that (i) Blair will act as an independent contractor and is being retained solely to assist the Company in its efforts to effect a Possible Transaction and that, other than as expressly stated in any Opinion, Blair is not being retained to advise the Company on, or to express any opinion as to, the wisdom, desirability or prudence of consummating a Possible Transaction, (ii) Blair is not and will not be construed as a fiduciary of the Company or any affiliate thereof and will have no duties or liabilities to the equityholders or creditors of the Company, any affiliate of the Company or any other person by virtue of this letter agreement and the retention of Blair hereunder, all of which duties and liabilities are hereby expressly waived and
          (iii) any Opinion or advice rendered by Blair does not constitute a recommendation to any equityholder that such equityholder might or should take in connection with the Possible Transaction. Neither equityholders nor creditors of the Company are intended beneficiaries hereunder.

     8.   Blair; Other Advisors.  It is understood and agreed that Blair may,
          ---------------------
          from time to time, make a market in, have a long or short position in, buy and sell or otherwise effect transactions for customer accounts and for their own accounts in the securities of, or perform investment banking or other services for, the Company and other entities which are or may be the subject of the engagement contemplated by this letter agreement. The Company confirms that it will rely on its own counsel, accountants and other similar expert advisors for legal, accounting, tax and other similar advice.

     9.   Other.  The Company agrees that it will not enter into an agreement
          -----
          with respect to a Possible Transaction involving a sale of all or substantially all of the Company's assets or operations, unless such agreement expressly provides for the unconditional assumption of the Company's obligations to Blair under this letter agreement and the Indemnity Agreement. This letter agreement may not be modified or amended except in writing executed by the parties hereto. This letter agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.

If the foregoing correctly sets forth our agreement, please so indicate by signing below and returning an executed copy to us. We look forward to working with you.

                                   Very truly yours,

                                   WILLIAM BLAIR & COMPANY, L.L.C.



                                   By: /s/ Kelly J. Martin                    .
                                      -----------------------------------------


ACCEPTED AND AGREED AS OF
THE DATE FIRST ABOVE WRITTEN

PLANVISTA CORPORATION



By: /s/ Phillip S. Dingle     .
    ---------------------------

                             PlanVista Corporation
                                  PO Box 30098
                             Tampa, FL 33630-3098



                                 July 17, 2001



William Blair & Company,  L.L.C.
222 West Adams Street
Chicago IL 60606

Gentlemen:

In connection with your engagement by PlanVista Corporation (the "Company") pursuant to the letter agreement of even date herewith (the "Engagement Letter"), as the same may be modified or amended from time to time hereafter, the Company hereby agrees to indemnify and hold harmless William Blair & Company, L.L.C. ("Blair") and each of the Other Indemnified Parties (as defined below) to the fullest extent permitted by law, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, costs, disbursements and liabilities (including amounts paid in settlement) (collectively, "Losses") and expenses (including, without limitation, all fees and expenses of Blair's and each of the Other Indemnified Parties' counsel and all of Blair's and each of the Other Indemnified Parties' reasonable travel and other out-of-pocket expenses incurred at the Company's request or otherwise incurred in connection with the investigation of any pending or threatened claims or the preparation for, the defense of, or the furnishing of evidence in, any pending or threatened litigation, investigation or proceedings, whether or not Blair or any Other Indemnified Party is a party thereto) (collectively, "Expenses") based upon, arising out of or in any way relating to (a) oral or written information provided by the Company to Blair or any party to a Possible Transaction (as defined in the Engagement Letter), (b) action by the Company or action by Blair at the request of the Company or with the Company's consent, (c) any Possible Transaction or any Opinion (as defined in the Engagement Letter) or
(d) Blair's engagement under the Engagement Letter; provided that the Company will have no obligation to indemnify and hold harmless Blair or any of the Other Indemnified Parties pursuant to this clause (d) in respect of any Losses or Expenses which are finally judicially determined to have resulted primarily and directly from the gross negligence or bad faith of Blair in fulfilling its duties under the Engagement Letter. Expenses will be reimbursed or advanced when and as incurred promptly upon submission by Blair of statements to the Company. The Other Indemnified Parties will mean and include (i) Blair's affiliates, (ii) the respective members, principals, partners, directors, officers, agents and employees of and counsel to Blair and its affiliates, (iii) each other person, if any, controlling Blair or any of its affiliates and (iv) the successors, assigns, heirs and personal representatives of any of the foregoing.

If any litigation, investigation or proceeding is commenced as to which Blair proposes to demand indemnification, Blair will notify the Company with reasonable promptness; provided, however, that any failure by Blair to notify the Company will relieve the Company from its obligations hereunder only to the extent the Company has been prejudiced by such failure or delay. Blair will have the right to retain counsel (and local counsel, if appropriate) of its own choice to represent it, and the Company will pay the reasonable fees, expenses and disbursements of such counsel. The

PlanVista                             -2-                          July 17, 2001

Company retains the right to participate in the defense of such litigation, investigation or proceeding as to which Blair seeks indemnification through counsel of the Company's choice (the cost of which will be paid by the Company) and Blair will reasonably cooperate with such counsel and the Company (including, to the extent possible and consistent with its own interests, keeping the Company reasonably informed of such defense). The Company will be liable for any settlement of any claim against Blair made with the Company's written consent, which consent will not be unreasonably withheld.

If, for any reason, the foregoing indemnification is unavailable to Blair or any of the Other Indemnified Parties or is insufficient to hold them harmless in respect of any Losses or Expenses, then the Company will contribute to the amount paid or payable by Blair or any of the Other Indemnified Parties as a result of such Losses and Expenses in such proportion as is appropriate to reflect the relative benefits (or anticipated benefits) to the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand from the Possible Transaction, or if such allocation is not permitted by applicable law, then in such proportion as is appropriate to reflect not only the relative benefits received by the Company and its stockholders on the one hand and Blair and the Other Indemnified Parties on the other hand, but also the relative fault of the Company, its directors, officers, employees, agents and advisers (other than Blair) on the one hand and Blair and the Other Indemnified Parties on the other hand, as well as any other relevant equitable considerations. The relative benefits received (or anticipated to be received) by the Company and its stockholders on the one hand and by Blair and the Other Indemnified Parties on the other hand will be deemed to be in the same proportion as the Transaction Consideration (as defined in the Engagement Letter) bears to the total fees paid to Blair pursuant to the Engagement Letter. The relative fault of any party or other person will be determined by reference to such party's or person's knowledge, access to information and opportunity to prevent or correct any misstatement, omission, misconduct or breach of duty. In no event will the amount required to be contributed by Blair and the Other Indemnified Parties hereunder exceed the total amount of fees paid to Blair pursuant to the Engagement Letter. You and we agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above.

The reimbursement, indemnity and contribution obligations of the Company hereunder will (i) be in addition to any liability which the Company may otherwise have, (ii) survive the completion or termination of Blair's engagement under the Engagement Letter and (iii) shall be binding upon any successors and assigns of the Company.

In the event that any litigation, investigation or proceeding relating to the transaction contemplated by the Engagement Letter is commenced or threatened against the Company, the Company will not settle any such pending or threatened litigation, investigation or proceeding unless (i) Blair, by name, and the Other Indemnified Parties, by description, are included in any release or settlement agreement, whether or not Blair and the Other Indemnified Parties are named as defendants in such litigation or proceeding, (ii) Blair and the Other Indemnified Parties are unconditionally released from all claims and liabilities asserted or which could have been asserted in such litigation, investigation or proceeding and (iii) there is no statement in any such release or settlement agreement as to an admission of fault, culpability or failure to act by or on behalf of Blair or the Other Indemnified Parties.

This Indemnity Agreement will be deemed made in Illinois. The validity and interpretation of this Indemnity Agreement will be governed by, and construed and enforced in accordance with, the laws of the State of Illinois applicable to agreements made and to be fully performed therein

PlanVista                             -3-                          July 17, 2001

(excluding the conflicts of laws rules). The Company irrevocably submits to the jurisdiction of any court of the State of Illinois or the United States District Court of the Northern District of the State of Illinois for the purpose of any suit, action or other proceeding arising out of this Indemnity Agreement which is brought by or against the Company. Each of the Company (and, to the extent permitted by law, on behalf of the Company's equity holders and creditors) and Blair hereby knowingly, voluntarily and irrevocably waives any right it may have to a trial by jury in respect of any claim based upon, arising out of or in connection with this Indemnity Agreement.

This Indemnity Agreement may not be modified or amended except in writing executed by the parties hereto. This Indemnity Agreement, and any modification or amendment thereto, may be executed in counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.


                                             Very truly yours,

                                             PLAN VISTA CORPORATION

                                             By:           /s/ Phillip S. Dingle
                                                --------------------------------
                                                Name: Phillip S. Dingle
                                                Title: CEO


Agreed and accepted as of
the date above.

WILLIAM BLAIR & COMPANY, L.L.C.


By:                   /s/ Kelly J. Martin
   --------------------------------------
   Name: Kelly J. Martin
   Title: Principal